Exhibit 2.3
AMENDMENT TO CONTINGENT VALUE RIGHTS AGREEMENT
This Amendment to Contingent Value Rights Agreement (this “Amendment”) is dated as of March 29, 2023 (the “Effective Date”), with respect to that certain Contingent Value Rights Agreement (the “CVR Agreement”), dated December 26, 2022, between Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as initial Rights Agent (as defined in the CVR Agreement). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the CVR Agreement.
RECITALS
WHEREAS, the Company desires to amend Section 1.1 of the CVR Agreement to modify the definition of “Disposition Period”; and
WHEREAS, pursuant to Section 5.1(a) of the Agreement, the Company, at any time and from time to time, may enter into one or more amendment to the CVR Agreement without the consent of any of the Holders or the Rights Agent for the purposes outlined therein.
NOW, THEREFORE, pursuant to Section 5.1(a) of the CVR Agreement, the Company hereby amends the CVR Agreement as set forth below:
AGREEMENT
Section 1.1 Amendment. The definition of “Disposition Period” set forth in Section 1.1 of the CVR Agreement is hereby amended and restated in its entirety as follows:
“Disposition Period” the time period beginning on the Record Date and ending on the 90th calendar day after the remainder of the Holdback Amount (as defined in that certain Asset Purchase Agreement, dated February 27, 2023, by and between the Company and GC Biopharma Corp., a Yongin-si corporation (the “GCB APA”)) is finally determined and received by the Company pursuant to Section 6.7 of the GCB APA (the “Initial Term”); provided, however, such period will be automatically extended for any Claim for an additional one-year period to the extent any Claim is appealed during the Initial Term.
Section 1.2 Reference to and Effect of the Agreement. On or after the Effective Date, each reference in the CVR Agreement to “this Agreement”, “hereunder”, “herein”, or words of like import shall mean and be a referenced to the CVR Agreement as amended hereby.
Section 1.3 Effect of Amendment. Except as specifically modified herein, the CVR Agreement remains in full force and effect in accordance with its terms.
Section 1.4 Miscellaneous. The provisions of ARTICLE 6 of the CVR Agreement will apply mutatis mutandis to this Amendment.
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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

PARENT:

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman, Ph.D.
Name: Nassim Usman, Ph.D.
Title: President and Chief Executive Officer
[Signature Page to Amendment to CVR Agreement]